Exhibit 4.15

DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the common stock, $0.01 par value per share (the “Common Stock”), of Piedmont Office Realty Trust, Inc. (the “Company”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). The following description of the Company's common stock is not complete, but is a summary of portions of its charter and is qualified in its entirety by reference to the Company's charter.

Description of Piedmont Office Realty Trust, Inc. Capital Stock

General

Under its charter, the Company has authority to issue a total of 1,000,000,000 shares of capital stock. Of the total shares authorized, 750,000,000 shares are designated as common stock with a par value of $0.01 per share, 100,000,000 shares are designated as preferred stock, and 150,000,000 shares are designated as shares-in-trust, which would be issued only in the event that there is a purported transfer of, or other change in or affecting the ownership of, the Company's capital stock that would result in a violation of the restrictions on ownership and transfer described below. As of December 31, 2019, (i) 125,783,408 shares of the Company's common stock were issued and outstanding and (ii) no shares of preferred stock or shares-in-trust were issued and outstanding. The Company's board of directors, without any action on the part of the Company's stockholders, may amend the Company's charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has the authority to issue. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

Except as may otherwise be specified in the terms of any other class or series of common stock, the holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including election of the Company's directors. The Company's charter does not provide for cumulative voting in the election of directors. As such, the holders of a majority of the outstanding shares of the Company's common stock can elect the Company's entire board of directors, including all of the directors then standing for election, and the holders representing a minority of the outstanding shares of the Company's common stock will be unable to elect any directors. Subject to any preferential rights of any outstanding class or series of preferred stock and to the distribution of specified amounts upon liquidation with respect to shares-in-trust, the holders of common stock are entitled to such distributions as may be authorized from time to time by the Company's board of directors in its discretion and declared by the Company out of funds legally available therefor, and, upon liquidation, are entitled to receive all assets available for distribution to stockholders. Holders of shares of the Company's common stock will neither have preemptive rights, which provide an automatic option to purchase any new shares that the Company issues, nor any appraisal rights unless the Company's board of directors determines that appraisal rights apply with respect to all or any classes or series of stock classified or reclassified in the future.

Preferred Stock

The Company's charter authorizes the board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. The Company's board of directors may determine the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to the common stock. No shares of the Company's preferred stock are presently outstanding. The Company's board of directors may issue preferred stock at any time in the future without stockholder approval. If the board of directors approves the issuance of preferred stock, such issuance could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of the Company's common stock or otherwise be in their best interests.

Power to Reclassify Shares of the Company's Stock

Subject to the provisions of any outstanding shares of capital stock, the Company's charter authorizes the Company's board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including the Company's preferred stock. Prior to issuance of shares of each class or series, the Company's board of directors is required by Maryland law and by the Company's charter to set, subject to restrictions on the transfer and ownership of the Company's stock contained in its charter, the terms of such class or series, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

Power to Issue Additional Shares of Common Stock and Preferred Stock

The Company's board of directors has the power, without stockholder approval, to amend the Company's charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue. The Company believes that these powers, together with the power to issue additional authorized but unissued shares of the Company's common stock or preferred stock and the power to classify or reclassify any unissued shares of stock into other classes or series of stock, will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other capital needs. The additional classes or series, as well as the Company's common stock, will be available for issuance without further action by the Company's stockholders unless stockholder action is required by applicable law or the rules of any national securities exchange on which the Company's securities may be listed or traded.

Restrictions on Ownership and Transfer

In order for the Company to qualify as a REIT, during the last half of each taxable year, not more than 50% of the value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code of 1986, as amended (the “Code”), to include certain entities. In addition, the outstanding shares must be beneficially owned by 100 or more persons during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. The Company may prohibit certain acquisitions and transfers of shares so as to ensure the Company's continued qualification as a REIT under the Code.

In order to assist the Company in preserving its status as a REIT, among other purposes, the Company's charter generally prohibits any person (unless exempted prospectively or retroactively by the board of directors) from actually or constructively owning more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of the Company's common stock or the outstanding shares of any class or series of the Company's preferred stock. The Company's charter further prohibits any person from (a) transferring shares of the Company's stock if the transfer would result in its stock being actually owned by fewer than 100 persons or (b) actually or constructively owning shares of the Company's stock that would result in the Company (i) being “closely held” under Section 856(h) of the Code, (ii) constructively owning 9.9% or more of the ownership interests in any of the Company's tenants or any tenant of the Piedmont Operating Partnership, LP or any of the Company's direct or indirect subsidiaries or (iii) otherwise failing to qualify as a REIT. The Company's board of directors may, prospectively or retroactively, exempt a person from the 9.8% ownership limit upon receipt of evidence deemed satisfactory by it, in its sole discretion, that a proposed acquisition or transfer will not result in the Company being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT.

Any transfer of shares of the Company's stock that, if effective, would result in a violation of any of the foregoing restrictions on ownership and transfer of its stock will be null and void and the intended transferee will acquire no rights in such shares. However, if there is a transfer of shares of the Company's stock in violation of any of the foregoing restrictions, the number of shares causing the violation (rounded up to the next whole number of shares) will be automatically converted into an equal number of shares-in-trust having terms, rights, restrictions and qualifications identical thereto, except to the extent the Company's charter requires different terms, and will be transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The transfer to the trust will be effective as of the close of business on the business day preceding the date of the violative transfer. The Company will designate a trustee of the share trust that will not be affiliated with the Company. The Company will also name one or more charitable organizations as a beneficiary of the share trust. Shares-in-trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all dividends and other distributions on the shares-in-trust and will hold such dividends or other distributions in trust for the benefit of the beneficiary. The trustee may vote any shares held in trust.

Any dividend or other distribution with a record date on or after the date shares of the Company's stock were converted to shares-in-trust which is paid to the intended transferee will be repaid to the share trust and any dividend or other distribution declared but unpaid will be paid to the trustee to hold in trust for the benefit of the beneficiary. The Company will take all measures that it determines are necessary to recover the amount of any dividend or other distribution paid to the intended transferee, including, if necessary, withholding any portion of future dividends or other distributions payable on shares of the Company's stock owned by the intended transferee and, as soon as reasonably practicable thereafter, paying to the share trust for the benefit of the beneficiary the dividends or other distributions so withheld. The trustee will be entitled to vote the shares-in-trust on any matters on which holders of shares of the same class or series are entitled to vote. Subject to Maryland law, any vote cast by the intended transferee prior to the Company's discovery that shares have been converted into shares-in-trust will be rescinded and recast by the trustee in its sole and absolute discretion. However, if the Company has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Shares-in-trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created the shares-in-trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date the Company, or its designee, accepts the offer. The Company have the right to accept the offer for a period of 20 days after the later of the date of the transaction resulting in the conversion of shares of the Company's stock into shares-in-trust or, if the Company did not receive notice of the transaction, the date that the Company determines in good faith that such transaction occurred.

If the Company does not purchase the shares-in-trust, the trustee will sell the number of shares represented by the shares-in-trust to a person designated by the trustee, whose ownership of the shares will not violate the above restrictions on ownership and transfer of the Company's stock. Within five business days after the closing of the sale, the intended transferee will receive the lesser of (i) the price per share in the transaction that created the shares-in-trust (or, in the case of a devise or gift, the market price on the date of such transfer) and (ii) the price per share received by the trustee net of any commissions and other expenses of the sale. Any amount received by the trustee in excess of the amount paid to the intended transferee will be distributed to the beneficiary.

Any person who (1) acquires shares in violation of the foregoing restrictions or who owns shares that were transferred to any such trust is required to give immediate written notice to the Company of such event and (2) any person who proposes or attempts to transfer or own such shares is required to give the Company 15 days’ written notice prior to such transaction.

In both cases, such persons shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

The foregoing restrictions will continue to apply until the Company's board of directors determines it is no longer in the Company's best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification. The restrictions on ownership and transfer of the Company's stock generally do not apply to the underwriter in a public offering of shares for a period of 60 days following the initial purchase by the underwriter of shares in the offering.

Any person who owns more than 5% (or such lower percentage as determined pursuant to regulations under the Code or as may be requested by the Company's board of directors in its sole discretion) of the Company's outstanding shares during any taxable year must give the Company written notice setting forth such person’s name and address, the number of shares beneficially owned, directly or indirectly, and a description of how such shares are held. Each such owner must provide the Company with such additional information as the Company may request in order to determine the effect, if any, of such person’s beneficial ownership on the Company's status as a REIT and to ensure compliance with the ownership limits and other restrictions on ownership and transfer of stock set forth in the Company's charter. In addition, each stockholder must promptly provide the Company with such information as the Company may request in order to determine the Company's status as a REIT and to comply with the requirements of any taxing authority or other governmental agency or to determine such compliance.

Meetings and Voting Requirements

An annual meeting of the Company's stockholders will be held each year. Special meetings of stockholders may be called by the Company's board of directors, the chairman of the board, the chief executive officer or the president and must be called, subject to the satisfaction of certain procedural and information requirements by the stockholders requesting the meeting, by the Company's secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at such meeting. The presence either in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum. Generally, a majority of the votes cast is necessary to take stockholder action at a meeting at which a quorum is present, except for director elections and for those matters described in “Certain Provisions of Maryland Law and Piedmont Office Realty Trust, Inc.’s Charter and Bylaws—Removal of Directors” and “Certain Provisions of Maryland Law and Piedmont Office Realty Trust, Inc.'s Charter and Bylaws—Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws.” In an uncontested director election, director nominees are elected by a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present. A majority of the votes cast with respect to a nominee for director means that the number of votes “for” such nominee must exceed the number of votes “against” such nominee. Pursuant to the Company's majority voting policy, in an uncontested director election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election must promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee of the Company's board of directors will promptly consider the resignation offer and make a recommendation to the board of directors, which will act on the committee’s recommendation within 90 days following certification of the stockholder vote. In contested director elections, director nominees are elected by a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present.

Listing

The Company's common stock is listed on the New York Stock Exchange under the symbol “PDM.”

Transfer Agent and Registrar

Computershare, Inc. serves as the transfer agent and registrar for the common stock.

Certain Provisions of Maryland Law and Piedmont Office Realty Trust, Inc.'s Charter and Bylaws

The following description of the terms of the Company’s stock and of certain provisions of Maryland law is only a summary. For a complete description, please refer to the applicable Maryland law and to the Company's charter and bylaws, copies of which are incorporated by reference as exhibits to the Company's Annual Report on Form 10-K.

Number of Directors; Vacancies

The Company's charter provides that the number of directors will be set by the board of directors pursuant to the Company's bylaws, provided that the number is not fewer than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The Company's bylaws provide that a majority of the Company's entire board of directors may, at any time, increase or decrease the number of directors, provided that the number is not fewer than the minimum number required by the MGCL nor more than 15. In addition, the Company's bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, will be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

Removal of Directors

The Company's charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in the Company's charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the power of the Company's board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees, except upon the existence of cause for removal and a substantial affirmative vote.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for a lesser percentage, which the Company's charter does not). Special meetings of stockholders may be called by the Company's board of directors, the chairman of the board, the chief executive officer or the president, and must be called, subject to the satisfaction of certain procedural and information requirements by the stockholders requesting the meeting, by the Company's secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at such meeting. These provisions, combined with the advance notice provisions of the Company's bylaws, which are set forth below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

The Company's bylaws provide that:

•with respect to an annual meeting of stockholders, nominations of individuals for election to the Company's board of directors and the proposal of business to be considered by stockholders may be made only:
◦pursuant to the Company's notice of the meeting;
◦by or at the direction of the Company's board of directors; or
◦by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as required by the Company's bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or any such other business and who has complied with the advance notice procedures of the Company's bylaws; and

•with respect to special meetings of stockholders, only the business specified in the Company's notice of the meeting may be conducted at the meeting. Nominations of individuals for election to the Company's board of directors at a special meeting at which directors are to be elected may be made only:
◦by or at the direction of the Company's board of directors;
◦by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with the Company's bylaws and that has supplied the information required by the Company's bylaws about each individual whom the stockholder proposes to nominate for election as a director; or
◦provided that the special meeting has been called by the Company's board of directors, the chairman of the board, the chief executive officer or the president for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as required by the Company's bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the Company's bylaws.

Generally, under the Company's bylaws, a stockholder seeking to nominate a director or bring other business before the Company's annual meeting of stockholders must deliver a notice to the Company's secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the release of the proxy statement for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for election or re-election to the Company's board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters. In each case the notice must include the name and address of and number of shares owned by the stockholder.

The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Company's board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Company's board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the Company's bylaws do not give the Company's board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and the its stockholders.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, effect certain mergers or consolidations, sell all or substantially all of its assets, convert into another entity, engage in a share exchange or engage in a similar transaction outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The Company's charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions (which have been first declared advisable by the Company's board of directors) by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

The Company's bylaws provide that the board of directors has the power to adopt, alter or repeal any provision of the Company's bylaws and to make new bylaws. The Company's stockholders may alter or repeal any portion of its bylaws if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of all votes entitled to be cast on the matter. No Appraisal Rights

As permitted by the MGCL, the Company's charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of the Company's board of directors determines that such rights will apply with respect to all or any classes or series of stock classified or reclassified in the future.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares beneficially owned by the acquiring person, by officers or by employees who are directors of the corporation are excluded from the vote on whether to accord voting rights to control shares. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting powers:

•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of issued and outstanding control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the Company's board of directors to call a special meeting of stockholders, to be held within 50 days of demand, for the purpose of considering the voting rights of such shares. If no request for a meeting is made, the Company may present the question at any stockholders’ meeting.

If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the Company may repurchase any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of any meeting of stockholders at which the voting rights of the shares were considered and not approved or, if no such meeting is held, the date of the last control share acquisition.

If voting rights for control shares are approved at a stockholders’ meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of appraisal rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to:

•shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or
•acquisitions approved or exempted by the charter or bylaws of the corporation.

The Company's bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of shares of the Company's stock. The Company can provide no assurance that the Company's board of directors will not amend or eliminate such provision at any time in the future.

Business Combinations

The MGCL prohibits “business combinations” between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges, or, in circumstances specified in the MGCL, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as:

•any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the Company's outstanding voting stock; or
•an affiliate or associate of the Company's who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the Company's then outstanding stock.

A person is not an interested stockholder under the MGCL if the Company's board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the Company's board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Company's board of directors.

After the five-year prohibition, any business combination between the Company and an interested stockholder generally must be recommended by the Company's board of directors and approved by the affirmative vote of at least:

•80% of the votes entitled to be cast by holders of the Company's then outstanding voting stock; and
•two-thirds of the votes entitled to be cast by holders of the Company's voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the Company's common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Company's board of directors before the time that the interested stockholder becomes an interested stockholder. The Company's board of directors has adopted a resolution which provides that any business combination between the Company and any other person is exempted from the provisions of the Business Combination Act. However, the Company's board of directors may, by resolution, opt into the business combination statute in the future. The Company can provide no assurance that the Company's board of directors will not opt back into the provisions of this law. Should the Company's board opt into the business combination statute or fail to first approve a business combination, the business combination statute may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.

Other Anti-Takeover Provisions of Maryland Law

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•a classified board;

•a two-thirds stockholder vote requirement for removing a director;
•a requirement that the number of directors be fixed only by vote of the directors;
•a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
Through provisions in the Company's charter and the Company's bylaws unrelated to Subtitle 8, the Company already (a) requires a two-thirds stockholder vote for the removal of any director from the board, as well as requires that such removal be for cause (as defined in the Company's charter), (b) allows most vacancies on the board of directors to be filled only by the remaining directors and (c) unless called by the chairman of the Company's board, its chief executive officer, its president or the board, requires the request of stockholders entitled to cast a majority of all votes entitled to be cast on any matter that may properly be considered at a special meeting to call a meeting to act on such a matter. The Company's board of directors resolved to opt out of Section 3-803 of the MGCL, permitting the Company's board of directors to elect to classify itself without stockholder approval pursuant to Subtitle 8 of Title 3 of the MGCL. As a result of the Company's board of directors’ decision, any election to cause the board of directors to become classified must be accomplished by the affirmative vote of a majority of votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Ownership Limit

The Company's charter generally prohibits any person (unless exempted prospectively or retroactively by the Company's board of directors) from actually or constructively owning more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of the Company's common stock or the outstanding shares of any class or series of the Company's preferred stock. For more information regarding these restrictions, see “Description of Piedmont Office Realty Trust, Inc. Capital Stock—Restrictions on Ownership and Transfer.” The Company has committed not to use the ownership limit contained in the Company's charter as an anti-takeover device.

Indemnification and Limitation of Liability

Maryland law permits the Company to include in its charter a provision limiting the liability of the Company's directors and officers to the Company and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. The Company's charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires the Company (unless the Company's charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits the Company to indemnify the Company's present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Company or in the Company's right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits the Company to advance reasonable expenses to a director or officer upon receipt by the Company of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by such person or on such person’s behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Company's charter and bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify (1) any present or former director or officer or (2) any individual who, while a director or officer and, at the Company's request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee, against any claim or liability arising from his or her service in that capacity and to pay or reimburse such individual’s reasonable expenses in advance of final disposition of a proceeding.

The Company's board believes that these provisions will facilitate the Company's ability to attract and retain qualified director and officer candidates and may aid in the Company's obtaining director and officer liability insurance and controlling insurance costs. The Company believes that provisions of this nature are similar to the provisions provided by many other publicly traded companies and, thus, will allow the Company to compete with those companies for the most qualified candidates.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of The Company's Charter and Bylaws

The business combination provisions of Maryland law (if the Company's board of directors opts into the business combination statute or fails to first approve a business combination), the control share acquisition provisions of Maryland law (if the applicable provision in the Company's bylaws is rescinded), the provisions of the Company's charter relating to removal of directors, restrictions on ownership and transfer of the Company's stock and the board’s power to issue additional shares of common stock or preferred stock and the advance notice provisions of the Company's bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of the Company's common stock or otherwise be in their best interests. However, these provisions may also discourage certain coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of the Company to negotiate first with the Company's board of directors. The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms. However, the Company has committed not to use the ownership limit contained in the Company's charter as an anti-takeover device.